Exhibit 21.1
Subsidiaries of Carbonite, Inc.

Subsidiary	Jurisdiction
Carbonite Securities Corporation	United States (Massachusetts)
Carbonite China Holdings, LLC	United States (Delaware)
Carbonite India Holdings, LLC	United States (Delaware)
Carbonite (China) Co., Ltd.	China
Zmanda Technologies India Pvt. Ltd.	India
Carbonite Cloud Backup (Canada) Inc.	Canada
Cabonite GmbH	Switzerland
Carbonite Germany GmbH	Germany
MailStore Software GmbH	Germany
Carbonite Holdings B.V.	Netherlands
Carbonite International Holdings, B.V.	Netherlands
Carbonite Operations B.V.	Netherlands

Carbonite Securities Corporation, Carbonite International Holding B.V., Carbonite India Holdings LLC, Carbonite Holdings B.V., and Double-Take Software, Inc. are wholly owned subsidiaries of Carbonite, Inc.

Zmanda Technologies India Pvt Ltd. is a wholly owned subsidiary of Carbonite India Holdings LLC.

Carbonite China Holdings LLC, Carbonite Operations B.V. and Carbonite Germany GmbH are wholly owned subsidiaries of Carbonite International Holdings B.V.

Carbonite (China) Co. Ltd. is a wholly owned subsidiary of Carbonite China Holdings LLC.

Carbonite Cloud Backup (Canada) Inc. and Carbonite GmbH are wholly owned subsidiaries of Carbonite Operations B.V.

MailStore Software GmbH is a wholly owned subsidiary of Carbonite Germany GmbH.